As filed with the Securities and Exchange Commission on July 7, 2020

Registration No. 333-232308

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
 _______________________

PRE-EFFECTIVE AMENDMENT NO. 2 TO
POST-EFFECTIVE AMENDMENT NO. 2 TO
FORM S-11

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES
____________________________

HARTMAN VREIT XXI, INC.
(Exact name of registrant as specified in its governing instruments)
______________________

2909 Hillcroft, Suite 420
Houston, Texas 77057
(713) 467-2222
(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)
__________________________
 Allen R. Hartman
Chief Executive Officer
HARTMAN vREIT XXI, INC.
2909 Hillcroft, Suite 420
Houston, Texas 77057
(713) 467-2222

(Name, address, including zip code, and telephone number, including area code, of agent for service)
__________________________
Copy to:
Rosemarie A. Thurston
Alston & Bird LLP
1201 West Peachtree Street
Atlanta, Georgia 30309
______________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effectiveness of the registration statement.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “small reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]  Accelerated filer [ ]  Non-accelerated filer [ ] (Do not check if smaller reporting company)

Smaller reporting company [x] Emerging Growth Company [x]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [x]

EXPLANATORY NOTE

This Pre-Effective Amendment No. 2 to Post-Effective Amendment No. 2 to the Registration Statement on Form S-11 (No. 333-232308) is filed pursuant to Rule 462(d) solely to add exhibits not previously filed with respect to such Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 36. Financial Statements and Exhibits.

(b) Exhibits:
The following exhibits are filed as part of this Registration Statement:
Exhibit   Description

1.1  Form of Revised Dealer Manager Agreement

1.2  Revised Soliciting Dealer Agreement

1.3  Revised Selected Investment Advisor Agreement

3.1.1  Articles Supplementary to the Third Articles of Amendment and Restatement

5.1  Opinion of Moran Reeves Conn LLP regarding the legality of the securities being registered hereunder

10.1  Revised Second Amended and Restated Advisory Agreement

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on July 7, 2020.

Hartman vREIT XXI, Inc.

/s/ Allen R. Hartman
Allen R. Hartman
Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ Allen R. Hartman Allen R. Hartman	Chief Executive Officer and Director (Principal Executive Officer)	July 7, 2020

/s/ Louis T. Fox III Louis T. Fox III	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	July 7, 2020

/s/ Richard R. Ruskey Richard R. Ruskey	Independent Director	July 7, 2020

/s/ John G. Ostroot John G. Ostroot	Independent Director	July 7, 2020